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                                                                    EXHIBIT 4.6


                           STERLING BANCSHARES, INC.

                      STATEMENT OF RESOLUTION ESTABLISHING
                      SERIES B CONVERTIBLE PREFERRED STOCK



TO THE SECRETARY OF STATE
  OF THE STATE OF TEXAS:


         Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act and Article Four of its Articles of Incorporation, the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

         1. The name of the corporation is Sterling Bancshares, Inc. (the "Corporation").

         2. The following resolution, establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation on July 17, 1995:

         RESOLVED, that pursuant to the Articles of Incorporation of the Corporation, as amended, authorizing the Board of Directors to establish and designate series of the preferred stock, $1.00 par value, of the Corporation (the "Preferred Stock") and to fix and determine the relative rights and preferences of the shares of any such series, there is hereby designated a series of Preferred Stock to be called "Series B Convertible Preferred Stock" to consist of 100,000 shares and to have the following terms:

         1.      DEFINITIONS.

                 "Bank" means Sterling Bank, a commercial bank chartered under the laws of the State of Texas and a wholly-owned subsidiary of the Corporation.

                 "Board" means the Board of Directors of the Corporation.

                 "Common Stock" means the shares of common stock, $1.00 par value, of the Corporation.

                 "Corporation" means Sterling BancShares, Inc., a Texas corporation.


                 "Deposit Goal" means the goal for the New Banking Office that the average monthly deposits credited to the New Banking Office for any consecutive three months exceed $25,000,000, with the calculations to be made as set forth in Section 4(b)(iii) herein.

                 "New Banking Office" means the new banking office to be opened by the Bank at 875 FM 1960 West, Houston, Texas 77090 on the Office Opening Date.
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                 "Office Opening Date" means the opening date for the New
         Banking Office which is anticipated to be November 15, 1995.

                 "Person" means an individual, a partnership, a joint venture, a corporation, an association, a trust, or any other entity or organization;

                 "Preferred Stock" means the shares of preferred stock, $1.00 par value, of the Corporation.

                 "Purchase Price" means the price per share of $__________ at which the shares of Series B Convertible Preferred Stock are being offered and sold by the Corporation.

                 "Series B Preferred Stock" means the Series B Convertible Preferred Stock, $1.00 par value per share, of the Corporation.

         2.      DIVIDENDS.   The holders of outstanding shares of Series B
Preferred Stock shall not be entitled to receive any dividends on the shares of Series B Preferred Stock.

         3. REDEMPTION. (a) The outstanding shares of Series B Preferred Stock are redeemable at the option of the Corporation, out of the assets of the Corporation legally available therefor, at any time or from time to time, in whole and not in part, at a redemption price per share of Series B Preferred Stock (the "Redemption Price") equal to the Purchase Price; provided, however, that for a period of not less than 30 days prior to the date fixed for redemption (the "Redemption Date"), the holders of the outstanding shares of Series B Preferred Stock shall have an option to convert each share of Series B Preferred Stock into 1.25 shares of Common Stock.

                      (b) Notice of any redemption of shares of Series B Preferred Stock, specifying the date fixed for redemption, the redemption price and the place at which shareholders may obtain payment of the Redemption Price upon surrender of their certificates, and the option of the shareholders to convert their shares of Series B Preferred Stock into shares of Common Stock, shall be mailed to each holder of record of the shares to be redeemed, at such holder's address of record, not less than 35, nor more than 90, days prior to the Redemption Date. Such notice shall set forth the manner in which shareholders may convert their shares of Series B Preferred Stock into shares of Common Stock, or to receive the Redemption Price, upon surrender of their certificates.

                      (c) Unless the Corporation defaults in the payment in full of the Redemption Price, (i) all rights of the holders of such shares of Series B Preferred Stock as shareholders of the Corporation by reason of the ownership of such shares (including, without limitation, the right to convert the shares of Series B Preferred Stock into shares of Common Stock) shall cease on the Redemption Date except the right to receive the amount payable upon redemption of such shares upon presentation and surrender of the respective certificates evidencing such shares, and (ii) such shares shall be deemed not to be outstanding after the Redemption Date.

                      (d) Any shares of Series B Preferred Stock that have been redeemed shall, after such redemption, not be reissued as Series B Preferred Stock, but shall become authorized but unissued shares of Preferred Stock of the Corporation, and the certificates evidencing such shares shall be cancelled.





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         4.      CONVERSION RIGHTS.  The shares of Series B Preferred Stock shall be convertible into shares of Common Stock as follows:

                      (a) No Optional Conversion. Other than prior to a redemption of the shares of Series B Preferred Stock as set forth in
         Section 3 above, the holders of shares of Series B Preferred Stock shall have no optional rights to convert such shares into shares of Common Stock.

                      (b) Automatic Conversion. On the third anniversary of the Office Opening Date for the New Banking Office (unless accelerated as set forth below), each outstanding share of Series B Preferred Stock shall automatically be converted, without any further act of the Corporation or the holders of Series B Preferred Stock, into the number of fully paid and nonassessable shares of Common Stock specified below.

                               (i) Second Anniversary after Offering Date. If the average monthly deposits credited to the New Banking Office exceed $25,000,000 in any consecutive three month period (the "Deposit Goal") prior to the second anniversary of the Office Opening Date, (A) the date of the automatic conversion into shares of Common Stock shall be the second anniversary of the Office Opening Date, and (B) each share of Series B Preferred Stock shall automatically be converted into
                          1.25 shares of Common Stock. If the Deposit Goal of the New Banking Office has not been met prior to the second anniversary of the Office Opening Date, the shares of Series B Preferred Stock will not be converted into shares of Common Stock until the third anniversary of the Office Opening Date.

                              (ii) Third Anniversary after Office Opening Date. If the conversion of the shares of Series B Preferred Stock into shares of Common Stock has not previously taken place, then, on the third anniversary of the Office Opening Date, each outstanding share of Series B Preferred Stock shall automatically be converted into (A) 1.1 shares of Common Stock if the Deposit Goal of the New Banking Office has been met prior to the third anniversary of the Office Opening Date, and (B) 1.0 shares of Common Stock if the Deposit Goal for the New Banking Office has not been met prior to the third anniversary of the Office Opening Date.

                             (iii) Determination of Whether Deposit Goal Has Been Met. The Deposit Goal for the New Banking Office shall have been met prior to a specified date if the average monthly deposits credited to the New Banking Office for any consecutive three months prior to such date exceed $25,000,000. For the purposes of determining whether the Deposit Goal has been met, the Corporation will follow the following procedures:

                                        Deposits:  For the purposes of making
                                  the Deposit Goal calculations, "deposits" means the book balances in all accounts which are insurable by the Federal Deposit Insurance Corporation (such as demand, savings, time, money market and NOW accounts and Certificates of Deposit), including the balances in such accounts in excess of $100,000; provided, however, that Large Certificates of Deposit (meaning those of $100,000 or more) shall be included





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                                  in the total amount of deposits only to the
                                  extent that they do not exceed 10% of total deposits.

                                        Credit for Deposits:  Deposits which
                                  are opened in the New Banking Office receive the credit for the account. The Bank's accounting system tracks and accounts for all depository accounts on a daily basis.

                                        Average Monthly Deposits:  At the end
                                  of each calendar month, the Bank will
                                  calculate and record the average deposit balance of the New Banking Office for the month by adding the daily account balances in the various deposit accounts and dividing such sum by the number of days in such month. Balances for non-business days are deemed to be the same as that of the immediately previous business day.

                                        Three Month Average:  After three full
                                  calendar months have expired, the Bank will calculate the three month average of the average monthly deposits for the New Banking Office by adding the three consecutive monthly averages for such Office and then dividing this sum by three. The calculation of the three month average of the average monthly deposits of the New Banking Office will be made after the end of each calendar month.

                          All determinations regarding whether the Deposit Goal of the New Banking Office has been met as of any date shall be made by the Board of Directors of the Corporation, whose determinations in this regard shall be final and conclusive for all purposes.

                          (c) Mechanics of Conversion. Upon the occurrence of the dates specified in Section 4(b) above, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Preferred Stock are delivered either to the Corporation or any transfer agent designated by the Corporation. Conversion shall be deemed to have been effected on the date of the occurrence of the dates specified in
         Section 4(b) above, as the case may be, and such date is referred to herein as the "Conversion Date." Subject to the provisions of Section 4(b) above, as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series B Preferred Stock to the Corporation or any transfer agent designated by the Corporation), the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled as provided in Section 4(b) hereof. Subject to the provisions of Section 4(b), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.





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                          (d)     Fractional Shares.  No fractional shares of
         Common Stock or scrip shall be issued upon exchange of shares of Series B Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the number of full shares of Common Stock issuable upon exchange thereof shall be increased to the next higher number of whole shares.

                          (e) Rights After Conversion Date. From and after the Conversion Date (unless the Corporation defaults in issuing shares of Common Stock in exchange for the outstanding shares of Series B Preferred Stock on the Conversion Date), such shares of Series B Preferred Stock shall be deemed not to be outstanding and all rights of the holders of such shares as stockholders of the Corporation by reason of the ownership of such shares shall cease, except the right to receive shares of Common Stock as provided in Section 4(b) herein on presentation and surrender of the respective certificates evidencing such shares of Series B Preferred Stock. Upon presentation and surrender, on or after the Conversion Date, of any certificate evidencing shares of Series B Preferred Stock (properly endorsed or assigned for transfer, if the Corporation shall so require), such shares shall be exchanged by the Corporation for shares of Common Stock as provided in this Section 4.

                          (f) Authorized, But Unissued Shares. Any shares of Series B Preferred Stock that shall at any time have been converted into shares of Common Stock pursuant to this Section 4 shall, after such exchange, not be reissued as Series B Preferred Stock, but shall become authorized but unissued shares of Preferred Stock of the Corporation, and the certificates evidencing such shares shall be cancelled.

                          (g) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series B Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, sufficient shares of Common Stock to provide for the exchange of all outstanding shares of Series B Preferred Stock.

                          (h) Fully Paid and Nonassessable Shares. All shares of Common Stock or other securities which may be issued upon exchange of the shares of Series B Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which would cause a contrary result.

         5. CONVERSION RATIO ADJUSTMENTS. The number of shares of Common Stock into which the shares of Series B Preferred Stock shall be converted pursuant to Section 4 (the "Conversion Ratios") and the securities or other property deliverable upon exchange of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                      (a) Stock Dividends, Subdivisions or Split-Ups. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series B Preferred Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion Ratios shall be appropriately increased so that the holder of any shares of





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         Series B Preferred Stock thereafter exchanged shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned immediately following such action had such shares of Series B Preferred Stock been exchanged immediately prior thereto.

                      (b) Combinations of Stock. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series B Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the Conversion Ratios applicable thereto shall be appropriately increased so that the holder of any shares of Series B Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned immediately following such action had such shares of Series B Preferred Stock been exchanged immediately prior thereto.

                      (c) Reorganization, Reclassification, Merger, Sale of All Assets, etc. Subject to the last sentence of this Section 5(c), in case of any capital reorganization of the Corporation, or of any reclassification of the Common Stock, or in case of the consolidation of the Corporation with or the merger of the Corporation with or into any other Person or of the sale, lease or other transfer of all or substantially all of the assets of the Corporation to any other Person, or in the case of any distribution of cash or other assets or of notes or other indebtedness of the Corporation or any other securities of the Corporation (except Common Stock) to the holders of its Common Stock, each share of Series B Preferred Stock shall, after such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer or such distribution, be convertible into the number of shares of stock or other securities or property to which the Common Stock issuable (at the time of such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer or such distribution) upon exchange of such share of Series B Preferred Stock would have been entitled upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer or such distribution in place of (or in addition to, in the case of any such event after which Common Stock remains outstanding) the shares of Common Stock into which such share of Series B Preferred Stock would otherwise have been convertible; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series B Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any share of stock or other securities or property thereafter deliverable on the exchange of the shares of Series B Preferred Stock. If any conversion pursuant to this Section 5(c) is effected prior to the second anniversary of the Office Opening Date of the New Banking Office, the applicable Conversion Ratio to be adjusted shall be 1.25 shares of Common Stock for each share of Series B Preferred Stock, but if any conversion pursuant to this Section 5(c) is effected after the second anniversary, but prior to the third anniversary, of the Office Opening Date, the applicable Conversion Ratio to be adjusted shall be 1.1 shares of Common Stock for each share of Series B Preferred Stock.

                      (d)     Rounding of Calculations; Minimum Adjustment.
         All calculations under this Section 5 shall be made to the nearest one hundredth (1/100th) of a share of Common Stock, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Ratios shall be made if the amount of such adjustment would be less than one hundredth of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made





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         at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one hundredth of a share of Common Stock or more.

                      (e) Timing of Issuance of Additional Common Stock upon Certain Adjustments. In any case in which the provisions of this
         Section 5 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of any share of Series B Preferred Stock exchanged after such record date and before the occurrence of such event the additional shares of Common Stock or other property issuable or deliverable upon such exchange by reason of the adjustment required by such event over and above the shares of Common Stock or other property issuable or deliverable upon such exchange before giving effect to such adjustment; provided, however, that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares or other property, and such cash, upon the occurrence of the event requiring such adjustment.

                      (f) Statement Regarding Adjustments. Whenever the Conversion Ratios shall be adjusted as provided in this Section 5, the Corporation shall forthwith file, at the office of any transfer agent for the Series B Preferred Stock and at the principal office of the Corporation a statement showing in detail the facts requiring such adjustment and the Conversion Ratios that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series B Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants.

                      (g) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation or other securities or property upon exchange of any shares of Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares or securities in the name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

         6. VOTING. The holders of shares of Series B Preferred Stock shall have no right or power to vote on any matter except as required by law. In any matter on which the holders of Series B Preferred Stock shall, as a matter of law, be entitled to vote, the holders shall be entitled to one vote for each share of Series B Preferred Stock held.

         7. LIQUIDATION RIGHTS. (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation an amount per share in cash equal to the Purchase Price before any payment or distribution shall be made on the Common Stock or on any other class of capital stock of the Corporation ranking junior to the Series B Preferred Stock upon liquidation. All outstanding shares of any other series of Preferred Stock shall rank at parity with the shares of Series B Preferred Stock. The consolidation or merger of the Corporation, or a sale, exchange or transfer of all or substantially all of its assets as an entirety, shall not be





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regarded as a "dissolution, liquidation or winding up of the Corporation"
within the meaning of this Section 7(a).

                      (b) After the payment to the holders of shares of Series B Preferred Stock of the full preferential amounts fixed hereby for shares of Series B Preferred Stock, the holders of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                      (c) If the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock upon dissolution, liquidation or winding up of the Corporation are insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 7(a), no distribution shall be made on account of any shares of a class or series of capital stock of the Corporation ranking on a parity with the shares of Series B Preferred Stock, if any, upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series B Preferred stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

         8. REPORTS TO HOLDERS OF SERIES B PREFERRED STOCK. For so long as there shall remain outstanding any shares of Series B Preferred Stock, the Corporation shall furnish to each holder of record of Series B Preferred Stock
(i) all reports or other correspondence sent by the Corporation to holders of record of the Common Stock of the Corporation, and (ii) a monthly report setting forth the average monthly deposits for the New Banking Office.

         9. CERTAIN COVENANTS. So long as any shares of Series B Preferred Stock are outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, the Corporation shall not amend, alter or repeal any provisions of this Statement of Resolution Establishing Series B Convertible Preferred Stock, or otherwise amend, alter or repeal any provision of the Articles of Incorporation of the Corporation so as to affect adversely the preferences, rights, powers or privileges of the Series B Preferred Stock.

         10. EXCLUSION OF OTHER RIGHTS. Unless otherwise required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights other than those specifically set forth herein.





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         RESOLVED FURTHER, that the appropriate officers of the Corporation are authorized to make such filings and to take any other action they deem necessary to effect the foregoing resolution.

Dated:  _____________, 1995


                                       STERLING BANCSHARES, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------





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